Exhibit 99

n e w s r e l e a s e

Executive Offices	For Further Information Contact:
1 Parkway N. Blvd.
Suite 100	P. Cody Phipps
Deerfield, IL 60015	President and Chief Executive Officer
or
Fareed A. Khan
Sr. Vice President and Chief Financial Officer
United Stationers Inc.
(847) 627-7000

UNITED STATIONERS ANNOUNCES DEPARTURE OF GROUP PRESIDENT

DEERFIELD, Ill., January 2, 2013 – United Stationers Inc. (NASDAQ: USTR) today announced that Steve Schultz, Group President–Lagasse and ORS Nasco, will be leaving United Stationers at the end of January to become the President and Chief Operating Officer–North America for GOJO Industries.

Cody Phipps, president and chief executive officer, commented, “Steve has provided strong business leadership to our Lagasse and ORS Nasco businesses. We respect his decision to leave the company, and we are confident that the Lagasse leadership team led by Paul Barrett and the ORS Nasco team led by Larry Davis are prepared to continue the success of these businesses.”

Company Overview

United Stationers Inc. is a leading wholesale distributor of business products, with 2011 net sales of $5.0 billion. The company stocks a broad and deep line of approximately 100,000 items on a national basis, including technology products, traditional office products, janitorial and breakroom supplies, office furniture, and industrial supplies. A network currently comprised of 72 distribution centers allows it to deliver these products to over 25,000 reseller customers. This network, combined with United’s depth and breadth of inventory, enables the company to ship most products overnight to more than 90% of the U.S. and major cities in Mexico. For more information, visit www.unitedstationers.com.

United Stationers’ common stock trades on the NASDAQ Global Select Market under the symbol USTR.

##